Exhibit 10(xxii)
Approved October 17, 2008
THE STANLEY WORKS
AMENDED AND RESTATED SPECIAL SEVERANCE PLAN
          WHEREAS, The Stanley Works (the “Company”) considers it essential to the best interests of its shareowners to foster the continued employment of key management personnel; and
          WHEREAS, the Board recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareowners; and
          WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control;
          WHEREAS, the Company currently has in place a Special Severance Plan (the “Prior Plan”); and
          WHEREAS, the parties wish to amend the Prior Plan for purposes of compliance with the requirements of section 409A.
          NOW, THEREFORE, the Company hereby adopts the Stanley Works Amended and Restated Special Severance Plan (the “Plan”) for certain employees of the Company, on the terms and conditions hereinafter stated.
          SECTION 1. Definitions. As hereinafter used:
          (A) “Additional Delayed Payments” shall have the meaning set forth in Section 2.3 hereof.
          (B) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.
          (C) “Auditor” shall have the meaning set forth in Section 2.2 hereof.
          (D) “Base Amount” shall have the meaning set forth in section 280G(b)(3) of the Code.
          (E) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.
          (F) “Board” shall mean the Board of Directors of the Company.

          (G) “Cause” for termination by the Company of the Participant’s employment shall mean (i) the willful and continued failure by the Participant to substantially perform the Participant’s duties with the Company (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Participant pursuant to Section 3.1 hereof) that has not been cured within thirty (30) calendar days after a written demand for substantial performance is delivered to the Participant by the Board, which demand specifically identifies the manner in which the Board believes that the Participant has not substantially performed the Participant’s duties, or (ii) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Company or its Subsidiaries, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, (x) no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s act, or failure to act, was in the best interest of the Company and (y) in the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Company establishes to the Board by clear and convincing evidence that Cause exists.
          (H) A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
          (I) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 25% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (a) of paragraph (III) below; or
          (II) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareowners was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or;
          (III) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity, other than (a) a merger or consolidation which results in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 25% or more of the combined voting power of the Company’s then outstanding securities; or
          (IV) the shareowners of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareowners of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.
          (I) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
          (J) “Committee” shall mean (i) the individuals (not fewer than three in number) who, on the date six months before a Change in Control, constitute the compensation committee of the Board, plus (ii) in the event that fewer than three individuals are available from the group specified in clause (i) above for any reason, such individuals as may be appointed by the individual or individuals so available (including for this purpose any individual or individuals previously so appointed under this clause (ii)).
          (K) “Company” shall mean The Stanley Works and, except in determining under Section 1(G) hereof whether or not any Change in Control of the Company has occurred, shall include any successor to its business and/or assets which assumes and agrees to perform this Plan by operation of law, or otherwise.
          (L) “Competitive Business” shall mean any line of business that is substantially the same as any line of any operating business engaged in by the Company during the Term and which at the termination of the Participant’s employment the Company was engaged in or conducting and which during the fiscal year of the Company next preceding the date as of which the determination of competitive status is to be made constituted at least 5% of the gross sales of the Company and its subsidiaries. The Participant may, without being deemed in violation of this section, become a partner or employee of, or otherwise acquire an interest in, a stock or business brokerage firm, consulting or advisory firm, investment banking firm or similar organization which, as part of its business, trades or invests in securities of Competitive Businesses or which represents or acts as agent or advisor for Competitive Businesses, but only on condition that the Participant shall not personally render any services in connection with such Competitive Business either directly to such Competitive Business or other persons or to his firm in connection therewith.

          (M) “Confidential Information” means any and all information of the Company and its Subsidiaries that is not generally known by others with whom they compete or do business, or with whom they plan to compete or do business and any and all information not readily available to the public, which, if disclosed by the Company or its Subsidiaries could reasonably be of benefit to such person or business in competing with or doing business with the Company. Confidential Information includes without limitation such information relating to (1) the development, research, testing, manufacturing, store operational processes, marketing and financial activities, including costs, profits and sales, of the Company and its Subsidiaries, (2) the products and all formulas therefor, (3) the costs, sources of supply, financial performance and strategic plans of the Company and its Subsidiaries, (4) the identity and special needs of the customers and suppliers of the Company and its Subsidiaries and (5) the people and organizations with whom the Company and its Subsidiaries have business relationships and those relationships. Confidential Information also includes comparable information that the Company or any of its Subsidiaries have received belonging to others or which was received by the Company or any of its Subsidiaries with an agreement by the Company that it would not be disclosed. Confidential Information does not include information which (i) is or becomes available to the public generally (other than as a result of a disclosure by the Participant), (ii) was within the Participant’s possession prior to the date hereof or prior to its being furnished to the Participant by or on behalf of the Company, provided that the source of such information was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information, (iii) becomes available to the Participant on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information, or (iv) was independently developed by the Participant without reference to the Confidential Information.
          (N) “DB Pension Plan” shall mean any tax-qualified, supplemental or excess defined benefit pension plan maintained by the Company and any other defined benefit plan or agreement entered into between the Participant and the Company which is designed to provide the Participant with supplemental retirement benefits. For purposes of Section 2.1(C) hereof, if the Participant would have satisfied the condition for participation in a DB Plan (or any successor thereto) within eighteen (18) months following the Date of Termination (i.e., assuming the Participant accrued additional age and service credit over such period), the Participant shall be deemed to have been a participant in such plan immediately prior to the Date of Termination and shall be entitled to the benefits provided under Section 2.1(C) relating thereto.
          (O) “DC Pension Plan” shall mean any tax-qualified, supplemental or excess defined contribution plan maintained by the Company and any other defined contribution plan or agreement entered into between the Participant and the Company which is designed to provide the Participant with supplemental retirement benefits.
          (P) “Date of Termination” shall have the meaning set forth in Section 3.2 hereof.
          (Q) “Delayed Benefits” shall have the meaning set forth in Section 2.3 hereof.

          (R) “Delayed Payments” shall have the meaning set forth in Section 2.3 hereof.
          (S) “Delay Period” shall have the meaning set forth in Section 2.3 hereof.
          (T) “Disability” shall be deemed the reason for the termination by the Company of the Participant’s employment, if, as a result of the Participant’s incapacity due to physical or mental illness, the Participant shall have been absent from the full-time performance of the Participant’s duties with the Company for a period of six (6) consecutive months, the Company shall have given the Participant a Notice of Termination for Disability, and, within thirty (30) calendar days after such Notice of Termination is given, the Participant shall not have returned to the full-time performance of the Participant’s duties.
          (U) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
          (V) “Excise Tax” shall mean any excise tax imposed under section 4999 of the Code.
          (W) “Good Reason” for termination by the Participant of the Participant’s employment shall mean the occurrence (without the Participant’s express written consent which specifically references this Plan) after any Change in Control, or prior to a Change in Control under the circumstances described in clauses (ii) and (iii) of the second sentence of Section 2.1 hereof (treating all references in paragraphs (I) through (VII) below to a “Change in Control” as references to a “Potential Change in Control”), of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in paragraph (I), (V), (VI) or (VII) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:
          (I) the assignment to the Participant of any duties inconsistent with the Participant’s status as a corporate functional leader for the Company or a substantial adverse alteration in the nature or status of the Participant’s responsibilities from those in effect immediately prior to the Change in Control including, without limitation, if the Participant was, immediately prior to the Change in Control, an executive officer of a public company, the Participant ceasing to be an executive officer of a public company;
          (II) a reduction by the Company in the Participant’s annual base salary as in effect on the date hereof or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all senior officers of the Company and all senior officers of any Person in control of the Company;
          (III) the relocation of the Participant’s principal place of employment to a location more than thirty-five (35) miles from the Participant’s principal place of employment immediately prior to the Change in Control or the Company’s requiring the Participant to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with the Participant’s present business travel obligations;
          (IV) the failure by the Company to pay to the Participant any portion of the Participant’s current compensation or to pay to the Participant any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) calendar days of the date such compensation is due;
          (V) the failure by the Company to continue in effect any compensation plan in which the Participant participates immediately prior to the Change in Control which is material to the Participant’s total compensation, including but not limited to the Company’s 2001 Long-Term Incentive Plan and Management Incentive Compensation Plan or any substitute plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Participant’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Participant’s participation relative to other participants, as existed immediately prior to the Change in Control;
          (VI) the failure by the Company to continue to provide the Participant with benefits substantially similar to those enjoyed by the Participant under any of the Company’s pension, savings, life insurance, medical, health and accident, or disability plans in which the Participant was participating immediately prior to the Change in Control (except for across the board changes similarly affecting all senior Participants of the Company and all senior Participants of any Person in control of the Company), the taking of any other action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Participant of any material fringe benefit enjoyed by the Participant at the time of the Change in Control, or the failure by the Company to provide the Participant with the number of paid vacation days to which the Participant is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the Change in Control; or
          (VII) any purported termination of the Participant’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3.1 hereof; for purposes of this Plan, no such purported termination shall be effective. The Participant’s right to terminate the Participant’s employment for Good Reason shall not be affected by the Participant’s incapacity due to physical or mental illness.
          The Participant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

          For purposes of any determination regarding the existence of Good Reason in connection with a termination of employment other than as described in the second sentence of Section 2.1 hereof, any claim by the Participant that Good Reason exists shall be presumed to be correct unless the Company establishes to the Board by clear and convincing evidence that Good Reason does not exist.
          (X) “Grantor Trust” shall have the meaning set forth in Section 2.4 hereof.
          (Y) “Gross-Up Payment” shall have the meaning set forth in Section 2.2 hereof.
          (Z) “Notice of Termination” shall have the meaning set forth in Section 3.1 hereof.
          (AA) “Permissible Payment Date” shall have the meaning set forth in Section 2.3 hereof.
          (BB) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareowners of the Company in substantially the same proportions as their ownership of stock of the Company.
          (CC) “Participant” shall mean each individual listed on Exhibit A hereto; provided, however, that no person with respect to whom an individual Change in Control Severance Agreement is in effect as of the Change in Control (unless waived by such person) shall be considered a Participant under the Plan.
          (DD) “Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
          (I) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;
          (II) the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;
          (III) any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 15% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates); or

          (IV) the Board adopts a resolution to the effect that, for purposes of this Plan, a Potential Change in Control has occurred.
          (EE) “Retirement” shall be deemed the reason for the termination by the Participant of the Participant’s employment if such employment is terminated in accordance with the Company’s retirement policy, including early retirement, generally applicable to its salaried employees.
          (FF) “section 409” shall mean section 409A of the Code and any proposed, temporary or final regulation, or any other guidance, promulgated with respect to section 409A by the U.S. Department of Treasury or the Internal Revenue Service.
          (GG) “Severance Payments” shall have the meaning set forth in Section 6.1 hereof.
          (HH) “Solicit” means any direct or indirect communication of any kind whatsoever (other than non-targeted general advertisements), regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, with respect to any action.
          (II) “Subsidiary” means any corporation or other business organization of which the securities having a majority of the normal voting power in electing the board of directors or similar governing body of such entity are, at the time of determination, owned by the Company directly or indirectly through one or more Subsidiaries.
          (JJ) “Tax Counsel” shall have the meaning set forth in Section 6.2 hereof.
          (KK) “Term” shall mean the period commencing on the date this Plan is approved by the Board and ending on December 31, 2010; provided, however, that commencing on January 1, 2009 and each January 1 thereafter, the Term shall automatically be extended for one additional year unless, not later than September 30 of the preceding year, the Company shall have given notice to each Participant not to extend the Term; and further provided, however, that if a Change in Control shall have occurred during the Term, the Term shall expire no earlier than twenty-four (24) months beyond the month in which such Change in Control occurred.
          (LL) “Total Payments” shall mean those payments so described in Section 2.2 hereof.
          SECTION 2. Benefits.
          2.1 Subject to the provisions of Section 2.2, if the Participant incurs a “separation from service” (within the meaning of section 409A) following a Change in Control and during the Term, other than (A) by the Company for Cause, (B) by reason of death or Disability, or (C) by the Participant without Good Reason, then the Company shall pay the Participant the amounts, and provide the Participant the benefits, described in this Section 2.1 (“Severance Payments”) and, if applicable Section 2.2. For purposes of this Plan, the Participant shall be deemed to have incurred a separation from service following a Change in Control by the Company without Cause or by the Participant with Good Reason, if (i) the Participant’s employment is terminated by the Company without Cause prior to a Change in Control (whether or not a Change in Control occurs) and such termination was at the request or direction of a Person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control, (ii) the Participant terminates his employment for Good Reason prior to a Change in Control (whether or not a Change in Control occurs) and the circumstance or event which constitutes Good Reason occurs at the request or direction of such Person, or (iii) the Participant’s employment is terminated by the Company without Cause or by the Participant for Good Reason and such termination or the circumstance or event which constitutes Good Reason is otherwise in connection with or in anticipation of a Change in Control (whether or not a Change in Control occurs). For purposes of this Section 2 (other than the last sentence of Section 2.2(A)), no payment that would otherwise be made and no benefit that would otherwise be provided upon a termination of employment will be made or provided unless and until such termination of employment is also a “separation from service,” as determined in accordance with section 409A.
          (A) In lieu of any further salary payments to the Participant for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Participant, the Company shall pay to the Participant a lump sum severance payment, in cash, equal to one and one half (1 1/2) times the sum of (i) the Participant’s base salary as in effect immediately prior to the Date of Termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, and (ii) the average annual bonus earned by the Participant pursuant to any annual bonus or incentive plan maintained by the Company in respect of the three fiscal years ending immediately prior to the fiscal year in which occurs the Date of Termination or, if higher, immediately prior to the fiscal year in which occurs the first event or circumstance constituting Good Reason.
          (B) Commencing on the date immediately following each Participant’s Date of Termination and continuing for the period set forth below (the “Welfare Benefit Continuation Period”), the Company shall arrange to provide the Participant and his dependents life, disability, accident and health insurance benefits substantially similar to those provided to the Participant and his dependents immediately prior to the Date of Termination or, if more favorable to the Participant, those provided to the Participant and his dependents immediately prior to the first occurrence of an event or circumstance constituting Good Reason, at no greater after tax cost to the Participant than the after tax cost to the Participant immediately prior to such date or occurrence; provided, however, that, unless the Participant consents to a different method, such health insurance benefits shall be provided through a third-party insurer. Benefits otherwise receivable by the Participant pursuant to this Section 2.1(B) shall be reduced to the extent benefits of the same type are received by or made available to the Participant during any applicable Welfare Benefit Continuation Period following the Participant’s termination of employment (and any such benefits received by or made available to the Participant shall be reported to the Company by the Participant); provided, however, that the Company shall promptly reimburse the Participant for the excess, if any, of the after tax cost of such benefits to the Participant over such cost immediately prior to the Date of Termination or, if more favorable to the Participant, the first occurrence of an event or circumstance constituting Good Reason. The Welfare Benefit Continuation Period shall be eighteen (18) months.

          (C) In addition to the retirement benefits, if any, to which the Participant is entitled under each DB Pension Plan or any successor plan thereto, the Company shall pay the Participant a lump sum amount, in cash, equal to the excess of (i) the actuarial equivalent of the aggregate retirement pension (taking into account any early retirement subsidies associated therewith and determined as a straight life annuity commencing at the date (but in no event earlier than one and one-half (1.5) years following the Date of Termination) as of which the actuarial equivalent of such annuity is greatest) which the Participant would have accrued under the terms of all DB Pension Plans (without regard to any amendment to any DB Pension Plan made subsequent to a Change in Control and on or prior to the Date of Termination, which amendment adversely affects in any manner the computation of retirement benefits thereunder), determined as if the Participant were fully vested thereunder and had accumulated (after the Date of Termination) eighteen (18) additional months of age and service credit thereunder and had been credited under each DB Pension Plan during such period with compensation equal to the Participant’s compensation (as defined in such DB Pension Plan) during the twelve (12) months immediately preceding Date of Termination or, if higher, during the twelve months immediately prior to the first occurrence of an event or circumstance constituting Good Reason, over (ii) the actuarial equivalent of the aggregate retirement pension (taking into account any early retirement subsidies associated therewith and determined as a straight life annuity commencing at the date (but in no event earlier than the Date of Termination) as of which the actuarial equivalent of such annuity is greatest) which the Participant had accrued pursuant to the provisions of the DB Pension Plans as of the Date of Termination. For purposes of this Section 2.1(C), “actuarial equivalent” shall be determined using the same assumptions utilized under The Stanley Works Retirement Plan immediately prior to the Date of Termination or, if more favorable to the Participant, immediately prior to the first occurrence of an event or circumstance constituting Good Reason. The payments provided in this Section 2.1(C) are in addition to any payment the Participant would otherwise receive under the applicable DB Plan and are not intended to offset or reduce any payment under such DB Plan.
          (D) In addition to the benefits to which the Participant is entitled under the DC Pension Plan, the Company shall pay the Participant a lump sum amount, in cash, equal to the sum of (i) the amount that would have been contributed thereto by the Company on the Participant’s behalf during the eighteen (18) months immediately following the Date of Termination, determined (x) as if the Participant made the maximum permissible contributions thereto during such period, (y) as if the Participant earned compensation during such period at a rate equal to the Participant’s compensation (as defined in the DC Pension Plan) during the twelve (12) months immediately preceding the Date of Termination or, if higher, during the twelve months immediately prior to the first occurrence of an event or circumstance constituting Good Reason, and (z) without regard to any amendment to the DC Pension Plan made subsequent to a Change in Control and on or prior to the Date of Termination, which amendment adversely affects in any manner the computation of benefits thereunder, and (ii) the excess, if any, of (x) the Participant’s account balance under the DC Pension Plan as of the Date of Termination over (y) the portion of such account balance that is nonforfeitable under the terms of the DC Pension Plan. The payments provided in this Section 2.1(D) are in addition to any payment the Participant would otherwise receive under the applicable DC Plan and are not intended to offset or reduce any payment under such DC Plan.

          (E) The Company shall provide the Participant with third-party outplacement services suitable to the Participant’s position for a period of twelve (12) months immediately following the Participant’s Date of Termination or, if earlier, until the first acceptance by the Participant of an offer of employment, provided, however, that in no case shall the Company be required to pay in excess of $50,000 over such period in providing outplacement services and that all reimbursements hereunder shall be paid to the Participant within thirty (30) calendar days following the date on which the Participant submits the invoice but no later than December 31 of the third calendar year following the year of the Participant’s Date of Termination.
          (F) For the twelve (12) month period immediately following the Date of Termination or until the Participant becomes eligible for substantially similar benefits from a new employer, whichever occurs earlier, the Company shall continue to provide the Participant with all perquisites provided by the Company immediately prior to the Date of Termination or, if more favorable to the Participant, immediately prior to the first occurrence of an event or circumstance constituting Good Reason.
          2.2 (A) Whether or not the Participant becomes entitled to the Severance Payments, if any of the payments or benefits received or to be received by a Participant (including any payment or benefits received in connection with a Change in Control or the Participant’s termination of employment, whether pursuant to the terms of this Plan or any other plan, arrangement or agreement) (all such payments and benefits, excluding the Gross-Up Payment, being hereinafter referred to as the “Total Payments”) will be subject to the Excise Tax, the Company shall pay to the Participant an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Participant, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, and after taking into account the phase out, if any, of itemized deductions and personal exemptions attributable to the Gross-Up Payment, shall be equal to the Total Payments. The Company’s obligation to make the Gross-Up Payment under this Section 2.2(A) shall not be conditioned upon Participant’s termination of employment.
          (B) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as “parachute payments” (within the meaning of section 280G(b)(2) of the Code) unless, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Participant and selected by the accounting firm which was, immediately prior to the Change in Control, the Company’s independent auditor (the “Auditor”), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, (ii) all “excess parachute payments” within the meaning of section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code) in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Participant’s estimated actual blended marginal rate of federal, state and local income taxation in the calendar year in which the Date of Termination occurs shall be utilized (or if there is no Date of

Termination, then the date on which the Gross-Up Payment is calculated for purposes of this Section 2.2). Such marginal rate shall be determined by taking into account (i) the estimated actual net effect on the marginal rate attributable to the deduction of state and local income taxes, (ii) the phase out, if any, of itemized deductions, (iii) the estimated actual net tax rate attributable to any employment taxes, and (iv) any other tax provision that in the judgment of the Auditor will actually effect the Participant’s estimated actual blended marginal tax rate.
          (C) In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Participant shall repay to the Company, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Participant), to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Participant’s taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Participant with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined but in no event later than December 31 of the year following the year in which the applicable taxes are remitted. The Participant and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.
          (D) Subject to Section 2.3, the payments provided in subsections (A), (C), and (D) of Section 2.1 hereof and in Section 2.2 hereof (for purposes of this Section 2.2(D), the “Cash Payments”) shall be made not later than the fifth (5th) business day following the Date of Termination (or, with respect to the payment to be made pursuant to Section 2.2, if there is no Date of Termination, then the date on which the Gross-Up Payment is calculated for purposes of Section 2.2 hereof but in no event later than December 31 of the year following the year in which the applicable taxes are remitted). At the time that payments are made under this Plan, the Company shall provide the Participant with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement). Notwithstanding any other provision of this Section 2, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of Participant, all or any portion of any Gross-Up Payment, and, by participating in this Plan, Participant shall be deemed to consent to such withholding.
          2.3 (A) Notwithstanding any provisions of this Plan to the contrary, if the Participant is a “specified employee” (within the meaning of section 409A and determined pursuant to procedures adopted by the Company) at the time of such Participant’s separation from service and if any portion of the payments or benefits to be received by the Participant upon separation from service would be considered deferred compensation under section 409A, amounts that would otherwise be payable pursuant to this Plan during the six-month period immediately following the Participant’s separation from service (the “Delayed Payments”) and benefits that would otherwise be provided pursuant to this Plan (the “Delayed Benefits”) during the six-month period immediately following the Participant’s separation from service (such period, the “Delay Period”) shall instead be paid or made available on the earlier of (i) the first business day of the seventh (7th) month following the date of the Participant’s separation from service or (ii) Participant’s death (the applicable date, the “Permissible Payment Date”). The Company shall also reimburse the Participant for the after-tax cost incurred by the Participant in independently obtaining any Delayed Benefits (the “Additional Delayed Payments”).
          (B) With respect to any amount of expenses eligible for reimbursement under Sections 2.1 (B) and (F), such expenses shall be reimbursed by the Company within thirty (30) calendar days following the date on which the Company receives the applicable invoice from the Participant but in no event later than December 31 of the year following the year in which the Participant incurs the related expenses; provided, that with respect to reimbursement relating to the Additional Delayed Payments, such reimbursement shall be made on the Permissible Payment Date. In no event shall the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall the Participant’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.
          (C) For purposes of Section 409A, a Participant’s right to receive any “installment” payments pursuant to this Plan shall be treated as a right to receive a series of separate and distinct payments.
          2.4 The Company shall deposit the estimated Delayed Payments and estimated Additional Delayed Payments into an irrevocable grantor trust (for purposes of this Section 2, the “Grantor Trust”) not later than the fifth (5th) business day following the occurrence of a Potential Change in Control. The Company shall deposit additional amounts into the Grantor Trust on a monthly basis equal to the interest accrued on the Delayed Payments (and any earlier interest payments) at the United States 5-year Treasury Rate plus 2%, and the amount held in the Grantor Trust shall be paid to the Participant (in accordance with the terms of the Grantor Trust) on the Permissible Payment Date.
          2.5 The Company also shall pay to the Participant all legal fees and expenses incurred by the Participant in disputing in good faith any issue hereunder relating to the termination of the Participant’s employment or in seeking in good faith to obtain or enforce any benefit or right provided by this Plan. Such payments shall be made within five (5) business days (but in any event no later than December 31 of the year following the year in which the Participant incurs the expenses) after delivery of the Participant’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require, provided that (i) the amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, (ii) the Participant’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit, and (iii) the Participant shall not be entitled to reimbursement unless he has submitted an invoice for such fees and expenses at least ten (10) business days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The Company shall also pay all legal fees and expenses incurred by the Participant in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit hereunder. Payment pursuant to the preceding sentence will be made within fifteen (15) business days after delivery of the Participant’s written request for payment but in no event later than the end of the calendar year following the calendar year in which the taxes that are the subject of the audit or proceeding are remitted to the taxing authority, or where as a result of the audit or proceeding no taxes are remitted, the end of the calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the matter.
          SECTION 3. Termination Procedures and Compensation During Dispute.
          3.1 Notice of Termination. After a Change in Control and during the Term, any purported termination of the Participant’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 7 hereof. For purposes of this Plan, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Participant and an opportunity for the Participant, together with the Participant’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Participant was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.
          3.2 Date of Termination. “Date of Termination,” with respect to any purported termination of the Participant’s employment after a Change in Control and during the Term, shall mean (i) if the Participant incurs a separation from service due to Disability, thirty (30) calendar days after Notice of Termination is given (provided that the Participant shall not have returned to the full-time performance of the Participant’s duties during such thirty (30) calendar day period), and (ii) if the Participant incurs a separation from service for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall be the thirtieth (30th) calendar day after Notice of Termination is given (except in the case of a termination for Cause) and, in the case of a termination by the Participant, shall not be less than fifteen (15) calendar days nor more than sixty (60) calendar days, respectively, from the date such Notice of Termination is given).
          SECTION 4. No Mitigation. The Company agrees that, if the Participant’s employment with the Company terminates during the Term, the Participant is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Participant by the Company pursuant to Section 2 hereof. Further, except as specifically provided in Section 2.1(B) hereof, no payment or benefit provided for in this Plan shall be reduced by any compensation earned by the Participant as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Participant to the Company, or otherwise.
          SECTION 5. Restrictive Covenants. As a condition to participation in the Plan and in order to receive the payments and benefits under the Plan, each Participant must execute and return to the Company, within fifteen (15) calendar days following the date on which the Participant has been notified that he or she is eligible to participate in the Plan, the agreement attached hereto as Exhibit B.
          SECTION 6. Successors; Binding Plan.
          (A) In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
          (B) The Participant’s rights under this Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Participant shall die while any amount would still be payable to the Participant hereunder (other than amounts which, by their terms, terminate upon the death of the Participant) if the Participant had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executors, personal representatives or administrators of the Participant’s estate.
          SECTION 7. Notices. For the purpose of this Plan, notices and all other communications provided for in the Plan shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Participant, to the home address of the Participant set forth in the Company’s personnel files and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:
To the Company:	The Stanley Works 1000 Stanley Drive New Britain, Connecticut 06053 Attention: Corporate Secretary
          SECTION 8. Miscellaneous.
          (A) No provision of this Plan may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Participant and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Plan to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

This Plan supersedes any and all agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party; provided, however, that (1) this Plan shall supersede any agreement setting forth the terms and conditions of the Participant’s employment with the Company only in the event that the Participant’s employment with the Company is terminated on or following a Change in Control (or deemed to have been so terminated), by the Company other than for Cause or by the Participant for Good Reason and (2) to extent this Plan does not supersede any agreement referred to in clause (1), it shall not result in any duplication of benefits to the Participant. The validity, interpretation, construction and performance of this Plan shall be governed by the laws of the State of Connecticut, without regard to its conflicts of law principles. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Participant has agreed. The obligations of the Company and the Participant under this Plan which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Sections 2 and 3 hereof) shall survive such expiration.
          (B) To the extent applicable, it is intended that the compensation arrangements under this Plan be in full compliance with section 409A. This Plan shall be construed in a manner to give effect to such intention.
          SECTION 9. Validity. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.
          SECTION 10. Settlement of Disputes. All claims by the Participant for benefits under this Plan shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Plan shall be delivered to the Participant in writing and shall set forth the specific reasons for the denial and the specific provisions of this Plan relied upon. The Board shall afford a reasonable opportunity to the Participant for a review of the decision denying a claim and shall further allow the Participant to appeal to the Board a decision of the Board within sixty (60) calendar days after notification by the Board that the Participant’s claim has been denied. Notwithstanding the above, in the event of any dispute, any decision by the Board hereunder shall be subject to a de novo review by the court. Notwithstanding any provision of this Plan to the contrary, the Participant shall be entitled to seek specific performance of the Participant’s right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Plan.
          SECTION 11. Plan Modification or Termination. The Plan may be amended or terminated by the Board at any time with respect to any or all Participants; provided, however, that during the pendency of a Potential Change in Control and during the two (2) year period following a Change in Control, the Plan (including attached Exhibit A attached hereto) may not be terminated or amended, if such amendment would be adverse to the interests of any Participant, without the consent of such Participant.

Exhibit A
     [REDACTED]

Exhibit B
Confidentiality and Restrictive Covenant Agreement
     This Agreement is made this [•] day of [              ], 200[8], between The Stanley Works (the “Company”), and _______________ (the “Participant”).
     WHEREAS, the Participant is an employee of the Company and has leadership responsibility with respect to certain corporate functions;
     WHEREAS, by virtue of his role within the Company, the Participant has obtained and will obtain valuable experience and knowledge with respect to the affairs of the Company;
     WHEREAS, the Participant realizes that the Company has made a substantial investment in time and money in developing business and customer relationships, and that it is a legitimate business interest of the Company to protect that investment and to retain its contracts with the goodwill of its customers, and the Participant further realizes that he is and will be employed in a position of much trust and responsibility by the Company;
     WHEREAS, the Participant agrees that restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Subsidiaries, and that the agreed restrictions set forth below will not deprive the Participant of the ability to earn a livelihood;
     NOW, THEREFORE, in consideration of the Participant’s participation in The Stanley Works Amended and Restated Special Severance Plan (the “Plan”), and in further consideration of the mutual covenants herein contained, the parties hereto agree as follows. Unless otherwise provided in this Agreement, defined terms used herein shall have the meaning ascribed to such term in the Plan:
          (1) While the Participant is in the employment of the Company and, if the Participant is entitled to benefits under Section 2.1 of this Plan upon termination of employment, for a period of eighteen (18) months after such termination of employment (the “Non-Competition Period”), the Participant shall not, without the express written consent of the Company, in the United States of America, directly or indirectly (i) enter into the employ of or render any services to any person, firm or corporation engaged in any Competitive Business; (ii) engage in any Competitive Business for his own account or (iii) become interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, consultant, advisor or in any other relationship or capacity; provided, however, that nothing contained in this Section shall be deemed to prohibit the Participant from acquiring, solely as an investment through market purchases, securities of any corporation which are registered under Section 12 of the Exchange Act and which are publicly traded so long as he is not part of any group in control of such corporation.
          (2) The Participant agrees that during the Non-Competition Period or in connection with any termination of employment pursuant to which the Participant is entitled to benefits under Section 2.1 of this Plan, the Participant will not, either directly or through any agent or employee, Solicit any employee of the Company or any of its Subsidiaries to terminate

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his or her relationship with the Company or any of its Subsidiaries or to apply for or accept employment with any enterprise competitive with the business of the Company, or Solicit any customer, supplier, licensee or vendor of the Company or any of its Subsidiaries to terminate or materially modify its relationship with them, or, in the case of a customer, to conduct with any person any business or activity which such customer conducts or could conduct with the Company or any of its Subsidiaries.
          (3) The Participant acknowledges that the Company and its Subsidiaries continually develop Confidential Information, that the Participant may develop Confidential Information for the Company or its Subsidiaries and that the Participant may learn of Confidential Information during the course of his employment under this Plan. The Participant will comply with the policies and procedures of the Company and its Subsidiaries for protecting Confidential Information and shall never disclose to any person (except as required by applicable law or legal process or for the proper performance of his duties and responsibilities to the Company and its Subsidiaries, or in connection with any litigation between the Company and the Participant (provided that the Company shall be afforded a reasonable opportunity in each case to obtain a protective order)), or use for his own benefit or gain, any Confidential Information obtained by the Participant incident to his employment or other association with the Company or any of its Subsidiaries. The Participant understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination. All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Subsidiaries and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Participant, shall be the sole and exclusive property of the Company and its Subsidiaries. The Participant shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Participant’s possession or control.
          (4) Without limiting the foregoing, it is understood that the Company shall not be obligated to make any of the payments or to provide for any of the benefits specified in Sections 2.1 and 2.2 of the Plan, and shall be entitled to recoup the pro rata portion of any such payments and of the value of any such benefits previously provided to the Participant in the event of a material breach by the Participant of the provisions of this Agreement (such pro ration to be determined as a fraction, the numerator of which is the number of days from such breach to the 18 month anniversary of the date on which the Participant terminates employment and the denominator of which is 537), which breach continues without having been cured within fifteen (15) calendar days after written notice to the Participant specifying the breach in reasonable detail.
          (5) If any court or other administrative body shall determine that any of the provisions of this Agreement are unenforceable because of the duration of the provisions or the area or activities covered thereby, such court or administrative body shall have the power to reduce the duration, area or activities of such provisions and, in their reduced form, such provisions shall then be enforceable and shall be enforced.
          (6) The Participant agrees that the Company shall be entitled, in addition to any other right or remedy, to a temporary, preliminary and permanent injunction, without the

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necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining the Participant from any such breach or threatened breach.
          (7) The provisions of Sections 6 though 11 of the Plan are incorporated by reference in this Agreement.
IN WITNESS WHEREOF, the parties have affixed their hands and seals the day and year first noted above.

THE STANLEY WORKS	PARTICIPANT

By:
Title:

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